Exhibit 10.3

NOTE: Portions of this Exhibit are the subject of a Confidential Treatment Request by the Registrant to the Securities and Exchange Commission (the “Commission”). Such portions have been redacted and are marked with a “[***]” in place of the redacted language. The redacted information has been filed separately with the Commission.

THIS DEVELOPMENT AND MANUFACTURING AGREEMENT (the “Agreement”) is executed as of this 9th day of October, 2001, by and between PRINCETON BIOMEDITECH CORPORATION, a New Jersey corporation (“PBM”), having its principal place of business at 4242 U.S. Route 1, Monmouth Junction, New Jersey 08852, and SYN.X PHARMA, INC., an Ontario corporation (“SYN.X”), having its principal place of business at 6354 Viscount Road, Mississauga, Ontario L4VIH3 Canada. PBM and SYNX are individually referred to herein as a “Party” and collectively referred to herein as the “Parties”.

RECITALS

A. SYN.X has developed, and is in the process of further developing, certain unique, proprietary biomarkers and protein targets for the diagnosis of congestive heart failure, insulin resistance, Alzheimer’s disease, traumatic brain injury and other various diseases, excluding stroke.

B. PBM has expertise in further developing biomarkers and protein targets for their commercial use in rapid assay, point of care, diagnostic test products, and in producing rapid assay, point of care diagnostic test products utilizing such biomarkers and protein targets.

C. SYN.X and PBM wish to work together to advance their common goal of developing, producing and distributing point of care rapid assay products produced by PBM utilizing biomarkers and protein targets supplied by SYN.X.

NOW, THEREFORE, in consideration of the foregoing premises, which are incorporated into and made a part of this Agreement, and of the mutual covenants which are set forth herein, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1	“Affiliate” means any person or entity which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, a Party. “Control” means the legal or beneficial ownership of 50% or more of the voting or equity interests or the power or right to direct the management and affairs of the entity.

1.2	“Customer” shall mean any purchaser of POC Rapid Assays.

1.3	“cGMP” shall mean current good manufacturing practices related to diagnostic pharmaceutical products under applicable laws, rules and regulations in all relevant jurisdictions, including without limitation the guidelines of good manufacturing practices determined by the FDA and the equivalent European regulatory body.

1.4	“FDA” means the United States Food and Drug Administration, or any successor entity.

1.5	“FD & C Act” shall mean the United States Federal Food, Drug and Cosmetic Act, as amended.

1.6	“Panel” shall mean a POC Rapid Assay containing one or more analyte(s).

1.7	“PBM” shall mean Princeton BioMeditech Corporation, as identified above, and its Affiliate entities.

1.8	“Quantitative Reader” shall mean a quantitative reader that will be incorporated into all of the POC Rapid Assays, to be developed by a third party under license or contract from PBM.

1.9	“Reagents” shall mean biomarkers and protein targets developed and produced by SYN.X for the diagnosis of congestive heart failure, insulin resistance, Alzheimer’s disease, traumatic brain injury and other various diseases, excluding stroke. The term “Reagents” shall also include all other biomarkers and protein targets developed and produced by SYN.X (other than for stroke) for which there shall be application in the point of care diagnostic products.

1.10	“Regulatory Approval” shall mean, with respect to any country or jurisdiction, all FDA, FDA-counterpart, governmental and regulatory registrations and approvals (including, but not limited to, approvals of all POC Rapid Assay labeling and POCkaging) required for the marketing, distribution and sale of the POC Rapid Assays in such country or jurisdiction.

1.11	“POC Rapid Assays” shall mean rapid assay diagnostic point of care products, utilizing Reagents; provided, however, that “POC Rapid Assays” shall not include devices for test procedures performed in a hospital’s central clinical laboratory or in a reference laboratory setting. In addition, “POC Rapid Assays” shall not include any assay that can be used on any instrument with random access capability and/or any instrument with the ability to analyze multiple samples.

1.12	“POC Rapid Assay Specifications” shall mean the standards and specifications for the manufacture of the POC Rapid Assays, as developed and agreed to by the Parties, as amended from time to time, and shall be appended to and form part of this Agreement.

1.13	“Reagent Specifications” shall mean the standards and specifications for the manufacture of the Reagents, as developed and agreed to by the Parties, as amended from time to time, and shall be appended to and form part of this Agreement.

1.14	“SYN.X” shall mean SYN.X Pharma, Inc., as identified above, and its Affiliate entities.

ARTICLE 2

PRODUCT DEVELOPMENT

2.1	Research and Development of Reagents by SYN.X: Reagent Specifications: Clinical Trials.

a)	SYN.X agrees to continue to conduct research and development with respect to the Reagents and to work and cooperate with PBM in the development of Reagents that the Parties shall reasonably each agree are suitable for use by PBM in the production of POC Rapid Assays in commercial quantities. The final decision as to which marker Reagents shall be developed into POC Rapid Assays shall be in the sole discretion of SYN.X.

b)	SYN.X agrees to take such measures as it deems necessary and appropriate with respect to obtaining and maintaining patent protection for the Reagents in such jurisdictions as SYN.X in its sole discretion may determine.

c)	SYN.X agrees to take such measures as it believes reasonable to develop scientific interest in the Reagents, through obtaining publication of research and other articles in scientific journals and publications, giving papers and other similar measures, in its sole discretion.

d)	SYN.X agrees from time to time to supply PBM with such quantities of each Reagent as is reasonably required to enable PBM to produce sample POC Rapid Assays for the clinical trials and other studies to be conducted by SYN.X.

e)	SYN.X agrees to conduct all such clinical trials and other testing of each Reagent as is reasonably required in order to obtain Regulatory Approval for the marketing and sale of POC Rapid Assays from the Regulatory Authorities in any jurisdiction in which the Parties desire that POC Rapid Assays shall be marketed and sold.

f)	SYN.X agrees to be primarily responsible, working and cooperating with PBM, for the development of manufacturing and other specifications to be met by each batch of Reagent to be supplied by SYN.X for commercial use by PBM in the production of POC Rapid Assays (the “Reagent Specifications”).

g)	SYN.X agrees to fund [***] % of the direct, actual development cost of a Quantitative Reader, up to a maximum of $[***], as provided for by Section 2.2(f) hereof.

h)	SYN.X agrees to work and cooperate with PBM (who shall have primary responsibility) in the development of each POC Rapid Assay to be produced by PBM utilizing Reagents supplied by SYN.X (the “POC Rapid Assay Specifications”).

i)	To the extent not covered by the above, SYN.X agrees to work and cooperate with PBM in taking all steps reasonably necessary to permit the commercial development of POC Rapid Assays produced by PBM utilizing Reagents supplied by SYN.X.

j)	SYN.X agrees that all of its activities with respect to the research and development of Reagents, obtaining and maintaining patent and other intellectual property protection for the Reagents, conducting clinical and other trials, and its other activities working and cooperating with PBM as contemplated in this Section 2.1, shall be at the sole cost and expense of SYN.X.

2.2	Further Development by PBM: POC Rapid Assay Specifications: Regulatory Approvals.

a)	PBM agrees to conduct such research and development as is reasonably required in order to produce POC Rapid Assays utilizing Reagents supplied by SYN.X, and in connection therewith, to further develop and to optimize for its commercial use in producing POC Rapid Assays, in cooperation with SYN.X, the Reagents developed by SYN.X.

b)	PBM agrees to supply SYNX with sufficient quantities of sample POC Rapid Assays as is reasonably necessary for SYN.X to conduct the clinical trials and other studies required in order to obtain Regulatory Approval for the POC Rapid Assays.

c)	Utilizing clinical trial and other data to be supplied by SYN.X, PBM agrees to use its best efforts to obtain Regulatory Approval for the production of POC Rapid Assays at PBM’s facility, from such regulatory authorities as the Parties from time to time determine is desirable.

d)	PBM agrees to work and cooperate with SYN.X in the development of the Reagent Specifications.

e)	PBM agrees to be primarily responsible, working and cooperating with SYN.X, for the development of the POC Rapid Assay Specifications to be

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met by each POC Rapid Assay produced by PBM utilizing Reagents supplied by SYN.X.

f)	PBM agrees to use commercially reasonable best efforts to complete by March 31, 2002 the development work of a reasonably priced Quantitative Reader for the first POC Rapid Assay to be developed by the parties, provided that the parties have finalized the POC Rapid Assay Specifications for such product by no later than January 1, 2002. SYN.X agrees to provide [***] % of the actual, direct development costs of such Quantitative Reader, up to a maximum of $[***] USD.

g)	To the extent not covered by the above, PBM agrees to work and cooperate with SYN.X in taking all steps reasonably necessary to permit the commercial development of POC Rapid Assays produced by PBM utilizing Reagents supplied by SYN.X.

h)	PBM agrees that all of its activities with respect to the development of POC Rapid Assays, the production of sample POC Rapid Assays for the clinical and other trials to be conducted by SYN.X, the obtaining of Regulatory Approval for POC Rapid Assays, the development of specifications, and the other activities working and cooperating with SYN.X as contemplated in this Section 2.2, shall be at the sole cost and expense of PBM.

i)	PBM shall use its commercially reasonable best efforts to secure, within 24 months of the effective date hereof, additional, appropriately qualified manufacturing capability for POC Rapid Assays. Such additional manufacturing capability shall be adequately qualified to produce the POC Rapid Assays in accordance with all current standards, guidelines and regulations determined by the responsible authorities, including, without limitation, the FDA and any European Community or European Union directives relating to medical devices and in vitro diagnostic medical devices. Notwithstanding anything herein to the contrary, PBM shall not be required to have such additional manufacturing capability be operational until such time as the volume of orders to be produced by PBM under this Agreement make it commercially reasonable to add such additional manufacturing capability.

ARTICLE 3

COMMERCIAL PRODUCTION OF REAGENTS AND POC RAPID ASSAYS

3.1	SYN.X to Supply ReaGents Exclusively to PBM.

a)

SYN.X shall not, directly or indirectly, supply, provide, sell, distribute, or deliver Reagents for use in point of care rapid assay products to any person other than PBM except to the extent set forth in Section 3.3 hereof.

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Nothing herein shall be deemed to preclude SYN.X from supplying, providing, selling or distributing Reagents that are used in rapid assay products utilized in a hospital’s central clinical laboratory or in a reference laboratory setting or in rapid assay products that can be used in any instrument with random access capability and/or any instrument with the ability to analyze multiple samples.

b)	SYN.X shall produce, deliver and supply to PBM, FOB PBM’s production facility, on a timely basis, sufficient quantities of Reagents that shall meet the Reagent Specifications, so as to enable PBM to produce POC Rapid Assays that meet the POC Rapid Assay Specifications.

c)	Prior to the initial delivery by SYN.X to PBM of Reagents for the production of POC Rapid Assays for commercial sale, the Parties shall discuss and shall mutually agree upon reasonable procedures applicable to the supplying of Reagents by SYN.X to PBM. The Parties may from time to time supplement, revise, modify and amend such procedures.

d)	SYN.X shall be compensated for its activities hereunder as set forth elsewhere in this Agreement including without limitation Article 5 hereof.

3.2	PBM as Exclusive Producer of POC Rapid Assays.

a)	PBM shall be SYN.X’s sole and exclusive producer of POC Rapid Assays, directly and indirectly, and SYN.X shall not authorize or permit any other person, directly or indirectly, to produce POC Rapid Assays.

b)	PBM and SYN-X shall not sell, distribute or transfer POC Rapid Assays to any person except in accordance with the terms and conditions of this Agreement.

c)	Neither SYN.X nor PBM shall, directly or indirectly, produce, purchase, procure, supply, sell, distribute, or deliver POC Rapid Assays except under the terms and conditions of this Agreement.

d)	PBM shall produce, POCkage, deliver and supply to SYN.X or Customers, as the case may be, FOB PBM’s production facility, on a timely basis, POC Rapid Assays for commercial use. Such POC Rapid Assays shall meet the POC Rapid Assay Specifications, as well as any written specifications agreed to between PBM and SYN.X and/or the Customer.

e)

Prior to the initial delivery by PBM of POC Rapid Assays for commercial sale, the Parties shall discuss and shall mutually agree upon reasonable procedures applicable to the production, POCkaging and distribution of POC Rapid Assays. Without limiting the foregoing, PBM shall not be required by the terms of this Agreement or otherwise to produce POC Rapid Assays in production runs that are smaller than [***] units.

1)	PBM shall be compensated for its activities hereunder as set forth elsewhere in this Agreement including without limitation Article 5 hereof.

g)	In allocating its manufacturing capacity, PBM agrees to give preference to manufacturing the POC Rapid Assays at its Princeton manufacturing site.

3.3	Exceptions to PBM’s Servine as Exclusive Producer of POC Rapid Assays.

a)	POC Rapid Assay Quality Problem. Notwithstanding Sections 3.1 and 3.2, SYNX, subject to the provisions of this Agreement, may produce, or arrange for third parties to produce P~C Rapid Assays if SYN.X is able to reasonably establish that PBM has failed to produce POC Rapid Assays that meet the POC Rapid Assay Specifications (a “POC Rapid Assay Quality Problem”); provided, however, that SYN.X shall have given written notice to PBM of same, and that PBM shall have failed to cure same within 60 days after receipt of such written notice; and provided further, that in the event of an uncured POC Rapid Assay Quality Problem, third parties may supply only such POC Rapid Assays as to which there shall be a POC Rapid Assay Quality Problem, and that as soon as PBM shall not have a POC Rapid Assay Quality Problem, PBM shall resume supplying such POC Rapid Assays. SYN.X’s rights under this Section 3.3(a) shall not arise to the extent to which PBM is able to reasonably establish that the POC Rapid Assay Quality Problem is attributable, in whole or in part, to defects or deviations in the Reagents supplied by SYN.X or to other act of SYN.X or a Customer. Nothing in this Section 3.3(a) shall be deemed to grant SYN.X a license in any of PBM’s intellectual property or the intellectual property relied upon by PBM in producing POC Rapid Assays. PBM shall give prompt written notice to SYNX whenever PBM encounters a POC Rapid Assay Quality Problem that it reasonably expects could affect the timely and satisfactory discharge of its obligations under this Agreement.

b)

Inability to Supply. PBM shall give SYN.X prompt written notice (in any event, not later than 15 days after PBM’s receipt of a purchase order) in the event that PBM reasonably anticipates that it will be unable to supply any of the POC Rapid Assays upon the date specified in a purchase order. Notwithstanding Sections 3.1 and 3.2, SYN.X, subject to the provisions of this Agreement, may produce, or arrange for third parties to produce, such POC Rapid Assays as PBM is unable to supply to SYN.X or Customers, as the case may be, within 60 days of the required delivery date, the quantities of POC Rapid Assays complying with the POC Rapid Assay Specifications as ordered by SYN.X pursuant to Article IV herein

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(a “POC Rapid Assay Supply Problem”). SYN.x’s rights under this Section 3.3(b) shall not arise to the extent to which PBM is able to reasonably establish that the POC Rapid Assay Supply Problem is attributable, in whole or in part, to defects, deviations or delay in the Reagents supplied by SYN.X or to other act of SYN.X or a Customer including without limitation a failure by SYN.X to comply with the provisions of Section 4.1 or 4.2 hereof. In respect of any particular order as to which there is a POC Rapid Assay Supply Problem, SYN.X may, in its sole discretion, in respect of that particular order, direct PBM to obtain the POC Rapid Assays complying with the POC Rapid Assay Specifications from an alternate supplier reasonably acceptable to SYN.X, within 90 days. Any additional direct costs that SYN.X may incur due to such inability to supply on the part of PBM shall be borne by PBM; provided, however, that PBM shall not be liable for any of SYN.X’s lost profits, consequential damages, indirect or special damages, or any other damages other than such direct damages. Nothing in this Section 3.3(b) shall be deemed to grant SYN.X a license in any of PBM’s intellectual property or the intellectual property relied upon by PBM in producing POC Rapid Assays.

3.4	Exceptions to SYN.X Serving as the Exclusive Supplier of the Reagents.

a)	Reagent Quality Problem. Notwithstanding Sections 3.1 and 3.2, PBM, subject to the provisions of this Agreement, may produce, or arrange for third parties to produce Reagents in the event that PBM is able to reasonably establish that SYN.X has failed to produce Reagents that meet the Reagent Specifications (a “Reagent Quality Problem”); provided, however, that PBM shall have given written notice to SYN.X of same, and that SYN.X shall have failed to cure same within 60 days after receipt of such written notice; and provided further, that in the event of an uncured Reagent Quality Problem, third parties may supply only such Reagent as to which there shall be a Reagent Quality Problem, and that as soon as SYN.X shall not have a Reagent Quality Problem, SYN.X shall resume supplying such Reagent. PBM’s rights under this Section 3.4(a) shall not arise to the extent to which SYN.X is able to reasonably establish that the Reagent Quality Problem is attributable, in whole or in part, to defects or deviations in the POC Rapid Assay supplied by PBM or to other act of PBM or a Customer. Nothing in this Section 3.4(a) shall be deemed to grant PBM a license in any of SYN-X’s intellectual property or the intellectual property relied upon by SYN.X in producing Reagents. SYN.X shall give prompt written notice to PBM whenever SYN.X encounters a Reagent Quality Problem that it reasonably expects could affect the timely and satisfactory discharge of its obligations under this Agreement.

b)	Inability to Supply. SYN.X shall give PBM prompt written notice in the event that SYN.X reasonably anticipates that it will be unable to supply Reagents upon an agreed date. Notwithstanding Sections 3.1 and 3.2, PBM, subject to the provisions of this Agreement, may produce, or arrange for third parties to produce Reagents in the event that SYN.X is unable to supply to PBM within 60 days of the agreed delivery date the quantities of Reagents complying with the Reagent Specifications as is necessary for the production of POC Rapid Assays that PBM is to produce under the provisions of Article 4 hereof (a “Reagent Supply Problem”). PBM’s rights under this Section 3.4(b) shall not arise to the extent to which SYN.X is able to reasonably establish that the Reagent Supply Problem is attributable, in whole or in part, to defects, deviations or delay in the P~C Rapid Assays produced by PBM or to other act of PBM or a Customer. In respect of any particular order, PBM may, in its sole discretion, in respect of that particular order, direct SYN.X to obtain the Reagent complying with the Reagent Specifications from an alternate supplier reasonably acceptable to PBM, within 90 days. Any additional direct costs that PBM may incur due to such inability to supply on the part of SYNX shall be borne by SYN.X; provided, however, that SYN.X shall not be liable for any of PBM’s lost profits, consequential damages, indirect or special damages, or any other damages other than such direct damages. Nothing in this Section 3.4(b) shall be deemed to grant PBM a license in any of SYN-X’s intellectual property or the intellectual property relied upon by SYN.X in producing Reagents.

ARTICLE 4

FORECASTING, ORDERING, PACKAGING AND SHIPPING

4.1	Forecasts.

a)	Long Term Forecasts. Once commercial production of POC Rapid Assays is set to commence, SYN.X shall provide to PBM no later than 30 days before the first day of every calendar quarter during the Term of this Agreement, a rolling quarterly forecast of the quantities of POC Rapid Assays that SYN.X intends to order during the next four calendar quarters. Such forecasts shall represent the most current estimates for planning purposes, but shall not be purchase commitments.

b)

Short Term Forecasts. Once commercial production of POC Rapid Assays is set to commence, SYN.X shall provide to PBM no later than 90 days prior to the first day of each succeeding calendar quarter a rolling forecast of the quantities of POC Rapid Assays that SYN.X intends to order by month, during the next calendar quarter. Such forecasts shall constitute binding commitments of SYN.X to order and PBM to supply at least 80% of the number of POC Rapid Assays designated, pursuant to firm orders issued in accordance with the terms of this Agreement.

4.2	Purchase Orders

SYN.X shall order P~C Rapid Assays by written purchase orders specifying the quantity of POC Rapid Assays and the delivery date on which such quantity is required. SYN.X shall submit each such written purchase order at least 30 days in advance of the required delivery date. PBM shall use reasonable efforts to meet any request of SYN.X for delivery of POC Rapid Assays in less than 30 days, and further, PBM will attempt to accommodate any changes requested by SYN.X in delivery schedules for P~C Rapid Assays following PBM’s receipt of purchase orders from SYN.X Upon receipt of each purchase order by PBM, PBM shall supply the quantity of POC Rapid Assays designated therein within the time for delivery set out therein. Should PBM be unable to supply such quantity of POC Rapid Assays by the designated delivery date of any purchase order, PBM shall so advise SYN.X within 10 days of receipt of such purchase order, and the provisions of Section 3.3(b) shall apply. The terms and conditions of this Agreement shall be paramount to the terms and conditions of any purchase order, should there be any variance.

4.3	Packaging and Labeling

POC Rapid Assays shall be packaged and labeled in accordance with all relevant requirements of the jurisdiction into which they are being distributed, as well as in accordance with SYN.X’s requirements as communicated to PBM from time to time.

4.4	Delivery and Shipping Terms

Delivery by PBM of the POC Rapid Assays shall be FOB PBM’s manufacturing site, in accordance with the shipping and handling instructions specified by SYN.X in each purchase order. Title to the POC Rapid Assays shall pass to SYN.X at the time of proper delivery of the POC Rapid Assays to SYN.X’s designated carrier for shipment at the place of shipment. All P~C Rapid Assays shall be shipped to SYN.X or Customers, as the case may be, in appropriate shipping containers as agreed by the Parties.

4.5	Raw Materials and Components

PBM shall provide, at its cost and expense all raw materials, components, and other resources required in connection with production of the POC Rapid Assays in accordance with the POC Rapid Assay Specifications, except that the Reagents shall be supplied by SYN.X at its sole cost and expense. PBM represents and warrants to SYN.X that PBM currently has access to, and during the entire term of this Agreement will make all commercially reasonable efforts to maintain access to, sufficient supplies of raw materials, utilities, container/closure systems, packaging materials, labor, and all other items required to perform the services and supply the P~C Rapid Assays required of PBM hereunder without interruption, unless otherwise provided for by this Agreement. PBM agrees to conduct audits of its suppliers of raw materials and components of the P~C Rapid Assays on a regular basis to monitor whether such suppliers are producing the raw materials and components in accordance with all applicable laws, rules and regulations, including but not limited to the requirements of cGMP, and to determine whether such suppliers will continue to be able to supply a sufficient quantity and quality of such raw materials and components. Upon request, PBM will supply SYN.X will certificates stating that any related supplier complies with all such laws, rules and regulations. SYN.X represents and warrants to PBM that SYNX currently has access to, and during the entire term of this Agreement will make all commercially reasonable efforts to maintain access to, sufficient supplies of raw materials, utilities, container/closure systems, packaging materials, labor, and all other items required to perform the services and supplied the Reagents required of SYN.X hereunder without interruption, unless otherwise provided for by this Agreement.

ARTICLE 5

PAYMENT; PRICING; DISTRIBUTION

5.1	Allocation of Net Sales Price and Payment.

a)	For sales of P~C Rapid Assays to Customers within the United States, SYN.X shall receive [***]%, and PBM shall receive [***]%, of the “Net Sales Price” of the P~C Rapid Assay. “Net Sales Price” shall be the POC Rapid Assay’s selling price to the Customer FOB PBM’s facility, net of taxes, freight, returns, allowances, rebates and such other items as the Parties may from time to time agree. Such allocation of the Net Sales Price assumes that PBM is to bear the cost of industry-standard packaging. Any deviation from such standard packaging resulting in additional costs will be borne by the distributor or equally by PBM and SYN.X in each case, and will be reflected in an increase in the price from the standard price.

b)	For sales of P~C Rapid Assays to Customers outside of the United States, SYN.X shall receive [***]%, and PBM shall receive [***]%, of the Net Sales Price (as defined above) of the P~C Rapid Assays. Such allocation of the Net Sales Price assumes that PBM is to bear the cost of industry-standard packaging. Any deviation from such standard packaging resulting in additional costs will be borne by the distributor or equally by PBM and SYN.X in each case, and will be reflected in an increase in the price from the standard price.

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c)	PBM may invoice SYN.X upon shipment for amounts due to PBM under this Agreement, and SYN.X shall make payment to PBM not later than 60 days after shipment. Interest on unpaid amounts due to PBM shall accrue commencing upon the 61th day after shipment at the rate of 0.75% per month. PBM may refuse to ship further POC Rapid Assays to any Customer in the event that SYN.X shall not make full payment on or prior to such 60th day, and any such refusal to supply POC Rapid Assays shall not give rise to any right in SYN.X to terminate or modify this Agreement. All payments to PBM shall be USD. Risk of payment by the Customer for sales by SYN.X and its Affiliates shall be solely with SYN.X and its Affiliates.

d)	SYN.X may invoice PBM upon shipment for amounts due to SYN.X under this Agreement, and PBM shall make payment to SYN.X not later than 60 days after shipment. Interest on unpaid amounts due to SYN.X shall accrue commencing upon the 61th day after shipment at the rate of 0.75% per month. SYN.X may refuse to ship further Reagents to PBM in the event that PBM shall not make full payment on or prior to such 60th day, and any such refusal to supply Reagents shall not give rise to any right in PBM to terminate or modify this Agreement. All payments to SYN.X shall be USD. Risk of payment by the Customer for sales by PBM and its Affiliates shall be solely with PBM and its Affiliates.

5.2	Distribution

a)	The Parties shall from time to time jointly determine and agree in advance upon the terms and conditions for the sale and distribution of POC Rapid Assays, and each Party may from time to time present for each other’s prior approval proposed agreements for the sale and distribution of POC Rapid Assays to nonaffiliated third parties. Only SYN.X may grant or sell any distribution right for any POC Rapid Assay, subject to the terms and conditions hereof.

No Party shall have the right to veto any such proposed agreement unless the other Party shall present, not later 90 days after having been advised in writing of the material terms of such proposed agreement, a more suitable third party distributor. A more suitable third party distributor would be one which presents a clearly superior opportunity for the distribution of POC Rapid Assays, on the basis of more than merely equal or more favorable commercial terms, for example, superior marketing and distribution capability.

Payments to SYNX for the grant of exclusive distribution rights shall not be included in determining whether a third party is a more suitable third party distributor, nor shall any loss of distribution revenue or distribution profit by PBM and/or its Affiliates nor the costs of terminating existing resale agreements, resulting from the termination, loss or absence of PBM’s and/or its Affiliates’ distribution rights, be taken into account in the determination of whether a third party is a more suitable third party distributor.

b)	SYN.X and PBM shall each have the right, directly and through their respective Affiliates, to sell and distribute POC Rapid Assays; provided that PBM shall not have such right to the extent to which it is excluded by any exclusive distribution agreement entered into by SYN.X; and provided further that neither PBM nor any Affiliate may sell or distribute POC Rapid Assays to any reseller or wholesaler or other third party distributor; and provided further that PBM shall not have such right to the extent to which SYN.X has presented a non-exclusive third party distributor from whom the Parties as a whole shall obtain a better distribution opportunity as compared to the distribution opportunity presented by such third party distributor combined with distribution by PBM and its Affiliates.

c)	Where PBM and/or its Affiliates distribute POC Rapid Assays under Section 5.2(b) hereof, PBM and/or its Affiliates shall have the right to purchase POC Rapid Assays at a Net Sales Price that is the most favorable cost basis agreed to with any Customer of POC Rapid Assays, or at a specifically agreed price between the Parties deemed necessary to promote the POC Rapid Assays or to penetrate into new markets or to compete against similar competing product(s). Revenues earned through distribution of POC Rapid Assays by PBM and/or its Affiliates, net of the Net Sales Price, taxes, freight, returns, allowances, rebates and other agreed items (“Net Distribution Revenues”) shall be shared on the following basis: (i) Net Distribution Revenues earned on sales outside of the United States: [***]% to PBM or its Affiliates, as the case may be, and [***] % to SYN.X; and (ii) Net Distribution Revenues earned on sales within the United States:. [***]% to PBM and its Affiliates, as the case may be, and [***]% to SYN.X.

d)	In the event that SYN.X sells or grants distribution rights or otherwise agrees to sell or distribute POC Rapid Assays on terms that provide for a Net Sales Price of less than $[***] (US D) per Panel outside of the U.S., or less than $[***] (USD) per Panel within the U.S., PBM shall receive an allocation of such selling price under Section 5.1 hereof as if the Net Sales Price yielded thereby were $[***] (USD) per Panel outside of the U.S. or $[***] (USD) per Panel within the U.S. Such $[***] and $[***] respective prices may be increased in PBM’s sole discretion at the end of every three year period of this Agreement by the amount of the increase in PBM’s actual cost of manufacturing multiplied by the rate of inflation as reflected in the Consumer Price Index.

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ARTICLE 6

OWNERSHIP OF INTELLECTUAL PROPERTY;

LICENSES; CONFIDENTIALITY

6.1	Intellectual Property.

a)	Nothing in this Agreement shall be deemed to give PBM any rights in, right to use or license in any of SYN.X’s existing or future intellectual property, including without limitation patents, confidential information, technology, production methods and procedures, know-how and the like (collectively “Intellectual Property”), except as explicitly provided herein.

b)	Nothing in this Agreement shall be deemed to give SYN.X any rights in, right to use or license in any of PBM’s existing or future Intellectual Property, except as explicitly provided herein.

c)	Any Intellectual Property exclusively developed after the date hereof by SYN.X shall remain the sole and exclusive property of SYN.X.

d)	Any Intellectual Property exclusively developed after the date hereof by PBM shall remain the sole and exclusive property of PBM.

e)	Any Intellectual Property that is jointly or cooperatively developed by the Parties after the date hereof shall be jointly owned to the extent of the respective contributions thereto (the “Jointly Owed Intellectual Property”). Each Party hereby grants to the other a fully paid-up, perpetual exclusive license to all licensing and commercialization rights in such Jointly Owed Intellectual Property for the field pertaining to the other party’s business (the “Field-Exclusive Jointly Owned Intellectual Property License”). Any Party may transfer the Jointly Owned Intellectual Property, as well as the Field-Exclusive Jointly Owned Intellectual Property License, in connection with the sale of all or substantially all of its assets. The parties shall share equally in the cost of and responsibility for patent filing, maintenance and enforcement, and shall cooperate fully in any such endeavor.

6.2	Licenses

a)	SYN.X hereby grants to PBM a license to SYN.X’s intellectual property rights in the Reagents and the POC Rapid Assays to manufacture the POC Rapid Assays in accordance with the POC Rapid Assay Specifications, subject to the terms and conditions of this Agreement, for the sole and exclusive purpose of incorporating the Reagents into P~C Rapid Assays.

b)	PBM hereby grants to SYN.X a license to PBM’s intellectual property rights, if any, in the POC Rapid Assays, to distribute, use and sell the POC

Rapid Assays throughout the world, subject to the terms and conditions of this Agreement.

6.3	Confidential Information.

a)	During the term of this Agreement and for a period of three (3) years thereafter, the receiving party (the “Receiving Party”) shall maintain in confidence all Confidential Information, as defined in Section 6.3 (b) below, and shall not use, disclose or grant use of such Confidential Information except as expressly authorized in this Agreement. The Receiving Party may disclose the Confidential Information, as authorized hereunder, only to those employees or consultants of the Receiving Party who agree to be bound by the terms of this Section 6.3. The Receiving Party shall use the strictest standard of care which is practical to ensure that such employees do not disclose or make any unauthorized use of the Confidential Information. The Receiving Party shall promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Confidential Information.

b)	As used in this Agreement, the term “Confidential Information” shall mean any information, either enabling or disabling, including the terms of this Agreement, any batch record, any order or other commercial relationship between the Parties, know-how, trade secret, research, inventions, patented or patentable subject matter, patent applications, data, process, technique, algorithm, program, design, drawing, future development, scientific, manufacturing, marketing, business plan, financial or personnel matter relating to the disclosing party (the “Disclosing Party”), its present or future products, sales, suppliers, employees, investors or business, whether in oral, written, graphic, or electronic form and whether received from the Disclosing Party or a third party. The term “Confidential Information” shall include, without limitation (i) any cost information related to the manufacture of the Reagents and/or POC Rapid Assays, and (ii) the Reagent Specifications and/or POC Rapid Assay Specifications.

c)

The term “Confidential Information” shall not be deemed to include information which the Receiving Party can demonstrate by competent written proof: (i) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available; (ii) is known by Receiving Party at the time of receiving such information as evidenced by its records; (iii) is hereafter furnished to the Receiving Party by a third party, as a matter of right and without restriction or disclosure; or (iv) is the subject of written permission to disclose provided by the Disclosing Party. Further, the obligations of confidentiality under this Article shall not apply to the extent that the Receiving Party is required to disclose information in support of a product approval application or by an order or regulation of a governmental agency or in the course of litigation, provided that in all cases the Receiving Party shall give the other party prompt notice of the pending disclosure and shall seek an order maintaining the confidentiality of the information.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

7.1	Existence and Power.

Each Party hereby represents and warrants to the other Party that such party (a) is duly organized, validly existing and in good standing under the laws of the state and country in which it is organized; (b) has the power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carryon its business as it is now being conducted; and (c) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not materially adversely affect such party’s ability to perform its obligations under the Agreement.

7.2	Authorization and Enforcement of Obligations.

Each Party hereby represents and warrants to the other Party that such party (a) has the power and authority and the legal right to enter into the Agreement and to perform its obligations hereunder and thereunder and (b) has taken all necessary action on its part to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

7.3	No Consents.

Each Party hereby represents and warrants to the other Party that all necessary consents, approvals and authorizations of all governmental authorities and other persons required to be obtained by such party in connection with the Agreement have been obtained.

7.4	No Conflict.

Each Party hereby represents and warrants to the other Party that the execution and delivery of the Agreement and the performance of such party’s obligations hereunder and thereunder (a) do not conflict with or violate any requirement of applicable laws or regulations or any material contractual obligations of such party and (b) do not materially conflict with, or constitute a material default or require any consent under, any material contractual obligation of such party. The Parties shall not in any event enter into any agreement or arrangement with any other party that would prevent or in any way interfere with their obligations pursuant to this Agreement.

7.5	Compliance with Laws.

Each Party shall comply with regulations, requirements and laws of any and all applicable state, provincial and local authorities and agencies, including without limitation all laws and regulations which are applicable to the transportation, storage, use, handling and disposal of hazardous materials. The Parties shall maintain during the term of this Agreement all governmental permits, including without limitation health, safety and environmental permits, necessary for the conduct of the actions and procedures that they undertake pursuant to this Agreement.

7.6	Documentation.

The Parties shall keep complete, accurate and authentic accounts, notes, data and records of the work performed under this Agreement. Each party shall maintain complete and adequate records pertaining to the methods and facilities used for the manufacture, processing, testing, packing, labeling, holding and distribution of the POC Rapid Assays in accordance with the applicable laws and regulations.

7.7	Limited Warranty.

a)	SYN.X warrants that the Reagents to be delivered hereunder will (i) be manufactured by SYN.X in accordance with the agreed-upon manufacturing procedures and (ii) conform to the Reagent Specifications agreed to at the time of delivery. PBM’s remedies and SYN.X’s liability with respect to this warranty are set forth below.

b)	PBM represents and warrants that the POC Rapid Assays to be delivered hereunder will (i) be manufactured by PBM in accordance with all applicable rules and regulations and cGMP, (ii) be manufactured in accordance with the agreed-upon manufacturing procedures (iii) conform to the POC Rapid Assay Specifications agreed to at the time of delivery, and will not be (iv) adulterated or misbranded within the meaning of the FD & C Act, (v) an article that may not be introduced into interstate commerce under the provisions of Sections 404 or 505 of the FD & C Act, (vi) manufactured, sold or shipped in violation of any agreement, judgment, order or decree to which PBM is a party or otherwise (vii) manufactured, sold or shipped in violation of any applicable federal, provincial, state or local law, rule, regulation or ordinance in any material respect. SYN.X’s remedies and PBM’s liability with respect to this warranty are set forth below.

c)	PBM represents and warrants that there is no claim, suit, proceeding, or other investigation pending, or to the actual knowledge of PBM, overtly threatened against PBM which is likely to prevent or materially interfere with PBM’s performance under this Agreement or materially adversely affect the rights of SYN.X hereunder.

d)	PBM represents and warrants that neither it nor any member of its staff has been disqualified or debarred by the FDA for any purpose. If during the term of this Agreement, PBM becomes aware that any member of its staff is or is about to become disqualified or debarred, PBM will provide immediate written notice of same to SYN.X .

e)	PBM represents and warrants to SYN.X that it owns the rights to the intellectual property and any technology required to manufacture the POC Rapid Assays, except for the Reagents.

7.8	Remedies.

a)	Reagents supplied by SYNX to PBM which do not conform to the Reagent Specifications shall be replaced by SYN.X at SYN.X’s sole cost and expense. This remedy is available only if such nonconformance was not caused by PBM’s misuse, unauthorized modifications, neglect, improper testing or improper storage, transportation, use beyond any dating provided, accident, fire or other hazard.

b)	POC Rapid Assays which do not conform to the POC Rapid Assay Specifications shall be replaced by PBM at PBM’s sole cost and expense, not to be deducted from the Net Sales Price. This remedy is available only if such nonconformance was not caused by the Customer’s misuse, unauthorized modifications, neglect, improper testing or improper storage, transportation, use beyond any dating provided, accident, fire or other hazard.

ARTICLE 8

SPECIFICATIONS

8.1	Certificate of Analysis

PBM shall furnish to SYN.X with each shipment of POC Rapid Assays a certificate of analysis reflecting that such POC Rapid Assays meet the POC Rapid Assay Specifications.

8.2	Notice of Failure to Meet Specifications

PBM shall promptly notify SYN.X, at least within 72 hours, of the discovery of any batch or lot of POC Rapid Assays, which has previously been approved in accordance with the procedures set forth herein, which does not meet the POC Rapid Assay Specifications. PBM shall provide in such notice details concerning the nature of any such failure to meet the POC Rapid Assay Specifications. PBM shall make, at its sole expense, such further internal investigations of any failure to meet the POC Rapid Assay Specifications as is appropriate under the circumstances and otherwise consistent with its obligations hereunder. The liability for costs associated with any such batch or lot of POC Rapid Assays shall be determined in accordance with Section 9.1 below (Claims), with the exception of the requirement that SYN.X provide written notice of rejection within 30 days.

8.3	Specification Changes: PBM

In the event that PBM is required to change the POC Rapid Assay Specifications pursuant to applicable law, rule, or regulation or in response to the order or request of a governmental authority or regulatory body, PBM shall promptly advise SYN.X in writing of any such change.

8.4	Specification Changes: SYN.X

In the event that SYN.X is required to change the Reagent Specifications pursuant to applicable law, rule, or regulation or in response to the order or request of a governmental authority or regulatory body, SYN.X shall promptly advise PBM in writing of any such change.

ARTICLE 9

CLAIMS

9.1	Claims

In the event that any of the POC Rapid Assays delivered to SYN.X or Customers, as the case may be, pursuant to this Agreement by PBM fails to conform with any warranty set forth herein relating to quality and/or the POC Rapid Assay Specifications, SYN.X may reject such POC Rapid Assays by giving written notice to PBM within 30 days after SYN.X’s receipt of such POC Rapid Assays, either from PBM or on return from Customer. Any notice given under this provision must specify the manner in which the POC Rapid Assay fails to conform with the POC Rapid Assay Specifications. If there is a disagreement between the Parties as to whether any POC Rapid Assay meets the POC Rapid Assay Specifications, then samples and/or batch records, as appropriate, from the batch that is in dispute will be submitted promptly for testing and evaluation to an independent third party (including a third party testing laboratory) as shall be agreed to in writing by both Parties. Should the Parties be unable to agree on an independent third party testing laboratory, an arbitrator shall be appointed under the arbitration provisions of this Agreement for the sole purpose of choosing such an independent third party testing laboratory. The determination of such third party as to whether such POC Rapid Assay meets the POC Rapid Assay Specifications will be final and binding. If it is determined that the nonconformity is due to damage to the POC Rapid Assay caused solely by SYN.X or its agents, or which occurs subsequent to the proper delivery of such POC Rapid Assay to the carrier for shipment, PBM shall have no liability to SYN.X with respect to such nonconformity and the cost of any testing and evaluation by a third party shall be borne by SYN.X If the nonconformity is caused by a defect in manufacturing, the cost of any testing or evaluation by a third party shall be borne by PBM and, at SYN.X’s election, PBM shall at its option replace or repair such nonconforming POC Rapid Assay within 60 days of such determination at no additional cost to SYN.X, or in lieu of replacement, credit SYN.X’s account or reimburse SYN.X for the price invoiced or paid for such nonconforming POC Rapid Assay.

9.2	Disposition of Nonconforming POC Rapid Assay

In any case in which SYN.X expects to make a claim against PBM with respect to damaged or otherwise non-conforming POC Rapid Assays, SYN.X shall not dispose of such POC Rapid Assays for 6 months after notifying PBM in writing of such damage or nonconformance without written authorization and instructions from PBM to either dispose of such POC Rapid Assays or to return them to PBM.

ARTICLE 10

AUDITS, COMPLAINTS, REGULATORY MATTERS

10.1	Performance of Audits.

SYN.X and PBM shall each have the right, at their sole respective expense, to conduct an Audit, upon thirty (30) calendar days’ written notice to the other Party, during such Party’s normal business hours, of all records, documents, processes, procedures, and facilities directly associated with the manufacture, processing, packaging, sales and distribution of Reagents or the POC Rapid Assays, as the case may be, as well as with the receipt, storage, and issuance of raw materials, labeling and packaging components, and ingredients thereof. Notwithstanding the immediately preceding sentence, in the event of a rejection of by one Party of the product supplied by the other Party because of a failure to meet specifications, then the rejecting party shall have an additional right to conduct an Audit under the provisions of this Article. In no event shall an Audit exceed two (2) days in duration unless mutually agreed in writing by the parties. Each Party warrants that all inspections and Audits hereunder shall be carried out in a manner that does not unreasonably interfere with the other Party’s normal and ordinary conduct of business and that insures the continued confidentiality of such other Party’s other business and technical information. Audits may be conducted by no more than two (2) representatives of a Party. Any such representatives shall be qualified in terms of auditing skill to conduct Audits, shall execute a written agreement to maintain in confidence all information obtained during the course of any such Audit except for disclosure to the senior representatives of such Party, and shall comply with the normal security at the manufacturing site.

10.2	Audit Feedback.

Within thirty (30) days of completing any Audit hereunder, the auditing Party shall submit to the audited Party a written report outlining its findings and/or observations from any such Audit. If deficiencies are discovered during an Audit that could, in the auditing Party’s reasonable opinion, prevent the audited Party from satisfying the requirements of cGMP obligations hereunder, and the audited Party in good faith disputes the observations or conclusions of the auditing Party, then the Parties shall promptly enter into good faith discussions to resolve their differences. If the Parties fail to resolve their differences within thirty (30) days, then the disputed points shall be resolved by submitting same to a mutually agreeable Third Party consultant in the same manner and under parameters similar to those contemplated under Article 9 for disputes related to nonconforming POC Rapid Assays. That is, the Parties shall be bound by the decision of the Third Party consultant and the Party in error shall bear the costs and expenses of the Third Party consultant. If both Parties are in error, they shall share the costs equally. If the audited Party does not, in good faith, dispute the observations made during any Audit it shall promptly correct those deficiencies at its own cost, and shall notify the auditing Party in writing when those deficiencies are corrected.

10.3	Regulatory Matters.

a)	General Compliance. The parties shall jointly determine and conduct all regulatory strategies, proceedings and communications. SYN.X shall have primary responsibility for creating all regulatory documents other than those pertaining to manufacturing. PBM shall have primary responsibility for creating all regulatory documents pertaining to manufacturing. Where possible, the parties shall endeavor to have a distributor pay registration and regulatory costs pertaining to the jurisdiction of such distributor. Where this is not possible, the parties shall split such costs equally. PBM shall, at its sole expense, comply with all federal, state, and local laws, regulations, and standards and specifications applicable to production of the POC Rapid Assays and its performance of PBM’s obligations hereunder.

b)	Marking. All POC Rapid Assays produced hereunder shall comply with all requirements relating to marking, packaging and labeling for the relevant jurisdictions into which they shall be sold. Without limiting the foregoing, all POC Rapid Assays shall be marked as a SYN.X product, manufactured by PBM, except for private label sales.

c)	Validations and Qualifications. PBM shall concurrently perform process and cleaning validation, analytical methods validation, and installation/operating qualification, and calibration of all equipment and facilities utilized in the manufacture, packaging, testing, storing, and release of POC Rapid Assays. Such validations, qualifications, and calibrations are to be in accordance with all current regulations determined by the responsible authorities (in particular, without limitation, the regulations of the FDA and any European Community or European Union directives relating to medical devices and in vitro medical devices), and PBM shall, through effective control procedures, ensure all such validations, qualifications, and calibrations will be current. In general, PBM shall, at all times in the performance of its obligations hereunder, comply with its standard operating procedures for the POC Rapid Assays

d)	Batch Records. PBM shall develop and manufacture POC Rapid Assays in compliance with all cGMP including preparation and maintaining of all Batch History Records. SYN.X shall develop and manufacture Reagents in compliance with all cGMP including preparation and maintaining of all Batch History Records. Both PBM and SYN.X shall make these Records available to the other party during their Audits.

e)	Notice of Warnings. Etc. PBM will notify SYN.X promptly of any warning (including any FDA Form 483), citation, indictment, claim,. lawsuit, or proceeding issued or instituted by any federal, state, or local governmental entity or agency against PBM if, and only to the extent that, the manufacture of POC Rapid Assays hereunder is affected, or of any revocation of any license or permit issued to PBM, but only to the extent that such license or permit relates to PBM’s performance of its obligations hereunder.

f)

POC Rapid Assays Reviews. Reports. PBM will conduct annual product reviews for the POC Rapid Assays, which shall include trend analysis of critical process parameters when reasonably available as well as a review of stability, reserve samples, complaints, in-process variances, rejections, investigations and process changes. Further, PBM agrees to timely compile, for the POC Rapid Assays, all data reasonably necessary for SYNX to file Annual Reports and other periodic reports with the FDA, in accordance with applicable laws, rules, and regulations, relative to the POC Rapid Assays. SYN.X will conduct annual product reviews for the Reagents, which shall include trend analysis of critical process parameters when reasonably available as well as a review of stability, reserve samples, complaints, and adverse drug reports, in-process variances, rejections, investigations and process changes. Further, SYN.X agrees to timely compile, for the Reagents, all data reasonably necessary for PBM to file Annual Reports and other periodic reports with the FDA, in accordance with applicable laws, rules, and regulations, relative to the Reagents.

g)	Stability. PBM will be responsible for taking and maintaining any necessary quality control stability samples for the POC Rapid Assays, testing stability samples on a timely basis, and providing SYN.X on an annual basis, and as otherwise reasonably requested by SYN.X, with stability data. PBM will initiate a stability failure investigation on any stability test failure promptly (but at least within seventy-two [72] hours) of learning of any such deviation. PBM will notify SYN.X promptly (but at least within seventy-two [72] hours) upon its actual discovery of objective evidence of a stability failure with regard to the POC Rapid Assays. SYN.X will be responsible for taking and maintaining any necessary quality control stability samples for the Reagents, testing stability samples on a timely basis, and providing PBM on an annual basis, and as otherwise reasonably requested by SYN.X, with stability data. SYNX will initiate a stability failure investigation on any stability test failure promptly (but at least within seventy-two [72] hours) of learning of any such deviation. PBM will notify SYN.X promptly (but at least within seventy-two [72] hours) upon its actual discovery of objective evidence of a stability failure with regard to the POC Rapid Assays.

10.4	Inspections.

In the event the manufacturing facility producing POC Rapid Assays hereunder is inspected by representatives of any federal, state, or local regulatory agency in connection with the manufacture of the POC Rapid Assays, PBM shall notify SYN.X promptly (but at least within seventy-two [72] hours) upon learning of such inspection, and shall supply SYN.X with copies of any correspondence or portions of correspondence which relate to the POC Rapid Assays. In the event the manufacturing facility producing Reagents hereunder is inspected by representatives of any federal, state, or local regulatory agency in connection with the manufacture of the Reagents, SYN.X shall notify PBM promptly (but at least within seventy-two [72] hours) upon learning of such inspection, and shall supply PBM with copies of any correspondence or portions of correspondence which relate to the Reagents.

10.5	Correspondence.

a)

Correspondence Received by PBM. PBM shall promptly (and in any event, within three (3) business days of the date of receipt of notice) notify SYN.X in writing of, and shall provide SYN.X with copies of, any correspondence and other documentation received or prepared by PBM in connection with any of the following events: (i) receipt of a regulatory letter, warning, or similar item, from the FDA or any other regulatory authority in connection with the manufacture, packaging, and storage of the POC Rapid Assays and; (ii) any regulatory comments relating to the manufacture of the POC Rapid Assays requiring a response or action by PBM.

b)	Correspondence received by SYN.X. SYN.X shall promptly (and in any event, within three (3) business days of the date of receipt of notice) notify PBM in writing of, and shall provide PBM with copies of, any correspondence and other documentation received or prepared by SYN.X in connection with any of the following events: (i) receipt of a regulatory letter, warning, or similar item, from the FDA or any other regulatory authority in connection with the manufacture, packaging, and storage of the Reagents and; (ii) any regulatory comments relating to the manufacture of the Reagents requiring a response or action by SYN.X; (iii) customer complaints.

ARTICLE 11

RECALLS

PBM or SYN.X shall notify other party promptly if any batch of POC Rapid Assays supplied by PBM pursuant to this Agreement is alleged or proven to be the cause of a recall, market withdrawal, or correction, and the Parties shall cooperate in the handling and disposition of such recall, market withdrawal, or correction. PBM and SYN.X shall jointly bear the cost of all recalls, market withdrawals, or corrections of POC Rapid Assays supplied by PBM pursuant to this Agreement. SYN.X and PBM shall maintain records of all sales of POC Rapid Assays and Customers sufficient to adequately administer a recall, market withdrawal or correction for the longer of five (5) years after termination or expiration of this Agreement or the period required by applicable law.

ARTICLE 12

INDEMNIFICATION

12.1	Indemnity

a)	Each Party shall indemnify, defend and hold harmless the other Party from and against any and all damages incurred by or asserted against the Party of whatever kind or nature, because of a third party claim that the manufacture, use or sale of intellectual property, to the extent arising from any patent right or know-how of the Party, infringes any patent or other intellectual property rights of any third parties.

b)

Except in the event that such claims, suits, losses, damages, costs, fees or expenses arise or result from any negligent or wrongful act or omission of PBM or the failure of the POC Rapid Assays to meet the POC Rapid Assay Specifications, SYN.X agrees to indemnify, hold harmless and defend PBM and PBM’s directors, officers, employees and agents, and the directors, officers, employees and agents of any PBM parent, subsidiary or related company (the “PBM Indemnities”) from and against any and all claims, suits, losses, damages, costs, fees and expenses resulting from or arising out of SYN.X’s use, handling, distribution, marketing or sale of the P~C Rapid Assays by any person other than a PBM Indemnity, including without limiting the generality of the foregoing any damages, losses or liabilities whatsoever with respect to death or injury to the person or damage to property, provided that PBM provides SYN.X with prompt notice of any such claim and the exclusive ability to defend (with the reasonable cooperation of PBM) or settle any such claim.

c)	Except in the event that such claims, suits, losses, damages, costs, fees or expenses arise or result from any negligent or wrongful act or omission of SYN.X or the failure of the Reagents supplied by SYN.X to meet the Reagent Specifications, then PBM agrees to indemnify, hold harmless and defend SYN.X and SYN.X’s directors, officers, employees and agents, and the directors, officers employees and agents of any SYN.X parent, subsidiary or related company (the “SYNX Indemnities”) from and against any and all claims, suits, losses, damages, costs, fees and expense resulting from or arising out of its manufacture of the P~C Rapid Assays, its transportation, storage, use, handling and disposal of hazardous materials related to such manufacture, or the possession or use of the P~C Rapid Assays by any person other than a SYN.X Indemnity, including, without limiting the generality of the foregoing, any damages, losses or liabilities whatsoever with respect to death or injury to person or damage to property, provided that SYN.X provides PBM with prompt notice of any such claim and the exclusive ability to defend (with the reasonable cooperation of SYN.X) or settle any such claim.

d)	In the event that the parties cannot in good faith agree as to the application of subsections (a), (b) or (c) above to any particular loss or claim, the parties may (i) after the Executives’ Meetings provided for by Section 14.2 hereof, proceed to arbitration, or, alternatively, in each party’s sole discretion, (ii) conduct separate defenses of such claim and each party shall be relieved of its obligation to tender to the indemnifying party the exclusive ability to defend such claim or suit as a condition of indemnification.

12.2	Expenses.

No party shall be required to pay over to another amounts called for under this Article until the final resolution of the claim, action, suit or proceeding from which the right to such payment arose.

12.3	Payments

All amounts payable under this Article 12 shall be paid promptly after receipt by the indemnifying Party of written notice from the indemnified Party stating that such Indemnified Amounts have been incurred, the amount thereof and of the related indemnity payment and substantiation of such amount and such indemnity payment; provided, however, any disputed amounts shall be due and payable promptly after such amounts are finally determined to be owing by the indemnifying Party to the indemnified Party.

12.4	Conduct of Litigation.

a)	Each Party indemnified under the provisions of this Agreement, upon receipt of written notice of any claim, or the service of a summons or other initial legal process upon it in any action instituted against it, in respect of the agreements contained in this Agreement, shall promptly give written notice of such claim, or the commencement of such action, or threat thereof to the Party from whom indemnity shall be sought hereunder; provided, however, the failure to provide such notice within a reasonable period of time shall not relieve the indemnifying Party of any of its obligations hereunder except to the extent the indemnifying Party is prejudiced by such failure;

b)	The indemnifying Party shall be entitled at its own expense to participate in the defense of such claim or action, or, if it shall elect, to assume such defense, in which event such defense shall be conducted by counsel chosen by such indemnifying Party, which counsel may be any counsel reasonably satisfactory to the indemnified Party against whom such claim is asserted, or who shall be the defendant in such action, and such indemnified Party shall bear all fees and expenses of any additional counsel retained by it;

c)	Notwithstanding the immediately preceding paragraph, if the named parties in such action (including impleaded parties) include the indemnified and the indemnifying Parties, and the indemnified Party has been advised by counsel that there may be a conflict between the positions of the indemnifying Party and the indemnified Party in conducting the defense of such action, or that there are legal defenses available to such indemnified Party different from or in addition to those available to the indemnifying Party, then the indemnified Party shall be entitled, at its election, to conduct such separate defense as is necessary to protect its own interests, at its own expense, if it is determined by agreement of the indemnifying Party and the indemnified Party or by a court of competent jurisdiction that the indemnified Party is entitled to indemnification hereunder for the Indemnified Amounts giving rise to such action;

d)	If the indemnifying Party shall elect not to assume the defense of such claim or action, such indemnifying Party shall reimburse such indemnified Party for the reasonable fees and expenses of any counsel retained by it, and shall be bound by the results obtained by the indemnified Party in respect of such claim or action if it is determined by agreement of the indemnifying Party and the indemnified Party or by a court of competent jurisdiction that the indemnified Party is entitled to indemnification hereunder for the Indemnified Amounts giving rise to such action; provided, however, that no such claim or action shall be settled without the written consent of the indemnifying Party.

12.5	Survival of Indemnification Obligations.

The provisions of this Article shall survive the expiry or termination of this Agreement.

12.6	Disclaimer of Consequential Damages.

In no event shall either Party be liable to the other for incidental, special, or consequential damages, including, but not limited to, any claims for damages based upon lost profits.

ARTICLE 13

TERM; TERMINATION

13.1	Term.

This Agreement shall be effective for a period of twenty (20) years from and after the date of the execution of this Agreement, and shall thereafter automatically renew for successive terms of five (5) years unless terminated by either Party unless no less than one year’s notice of non-renewal shall be given prior to such 20th year anniversary or any 5th year anniversary thereafter.

13.2	Surviving Obligations.

Expiration of this Agreement shall not (a) affect any other rights of any Party which may have accrued up to the date of such expiration or (b) relieve the Parties from their obligation to pay sums due in respect of POC Rapid Assays delivered prior to expiration of this Agreement. In addition, without limiting the foregoing, the provisions of Article 1, Sections 3.1 (d), 3.2(f), 5.1, 5.2(c) and Articles 6, 7, 9, 11, 12, 13, 14 and 15 shall survive the termination or expiration of this Agreement.

13.3	Events of Default.

The following events shall entitle a Party to terminate this Agreement, upon 30 days written notice to the other:

a)	In the event either of the Parties commits a material breach of its respective obligations under this Agreement, and said breach is not cured within ninety (90) days after receipt of a written notice specifying said breach, then the non-breaching Party may terminate this Agreement upon delivery to the breaching Party of a written notice of termination prior to the breach being cured; provided, however, that the Parties shall conduct no less than two Executives’ Meetings during such ninety (90) day period;

b)	if the other Party ceases for any reason to carryon business (but not as the result of a merger, acquisition or reorganization with one or more entities whether in a single transaction or a series of transactions) or convenes a meeting of its creditors or has a receiver or manager appointed in respect of substantially all of its assets or is the subject of an application for an administration order or of any proposal for a voluntary arrangement or enters into liquidation (whether compulsorily or voluntarily) or undergoes any analogous act or proceedings under the laws of any relevant jurisdiction; or

c)	the enactment of any law, order or regulation by a governmental unit that would render it impossible for the other Party to perform its obligations hereunder.

13.4	Expiry: Termination: Consequences.

a)	Upon expiry or termination of this Agreement, whichever is sooner (but in the case of termination, only if directed by the terminating Party in the notice of termination), PBM shall manufacture and ship, and SYN.X shall purchase in accordance with the provisions hereof, any and all quantities of POC Rapid Assays ordered by SYN.X pursuant to this Agreement prior to the date on which such notice is given. All amounts owed by SYN.X to PBM up to and including the effective date of termination, shall become immediately due and payable.

b)	Expiry or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to the effective date of such expiration or termination.

ARTICLE 14

ARBITRATION

14.1	Binding Arbitration.

Except for issues relating to indemnification, confidentiality, competition and intellectual property rights, or disputes relating to whether the POC Rapid Assays meet the POC Rapid Assay Specifications or the Reagents meet the Reagent Specifications, any and all disputes, controversies, differences, claims or the like between the parties under, arising out of or related to this Agreement, or the performance, enforcement, breach, termination or validity of this Agreement (collectively, “Disputes”) which cannot be resolved by mutual agreement among the executives of the Parties shall be submitted to final and binding arbitration in accordance with the terms of this Agreement. Any situation not expressly covered by this Agreement shall be decided in accordance with the UNCITRAL Model Rules of conciliation and arbitration then prevailing. The arbitration shall be commenced when one party serves the other with a written demand to arbitrate. The number of arbitrators shall be 3, one of whom is selected by each of the Parties, and the third to be selected by the other 2 arbitrators.

14.2	Executives’ Meetings.

Prior to making any demand for arbitration, the Parties agree that there shall be at least two face to face meetings (each such meeting an “Executives’ Meeting”) attended by the senior representatives of the Parties. Whenever there shall be a requirement under this Agreement for two Executives’ Meetings, at least one of such meeting shall be held being in Toronto or such other place in Canada or the United States as may be designated by SYN.X, and at least one such meetings shall be held in Princeton, or such other place in the United States or Canada as may be designated by PBM.

14.3	Arbitration Location.

Any arbitration initiated by a written demand of PBM shall be conducted in Toronto, Ontario, Canada, or such other place in Canada as shall be agreeable to SYN.X in its sole discretion. Any arbitration initiated by the written demand of SYN.X shall be conducted in Mercer County, New Jersey USA, or such other place in the United States as shall be agreeable to PBM in its sole discretion. The Parties consent to the personal jurisdiction of the courts in each such location for any cause arising out of or otherwise related to this arbitration, its conduct and its enforcement.

14.4	Language of Arbitration.

Any arbitration shall be conducted in the English language and documents and submissions shall be in the English language.

14.5	Choice of Law.

This Agreement will be governed and interpreted in accordance with the laws of the State of New Jersey and the federal laws of the United States applicable therein, without regard to the conflict of laws principles thereof. To the extent to which any judicial proceeding is commenced under this Agreement in accordance with the provisions of Section 14.1 hereof, it shall be brought in the courts of the Province of Ontario, and the Parties attorn to such exclusive jurisdiction of the courts of the Province of Ontario.

14.6	Award Enforcement.

Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Article 14 and agrees that the courts may award full faith and credit to such judgment in order to enforce such award.

14.7	Costs.

Each Party shall bear its own legal fees, including costs and expenses.

ARTICLE 15

MISCELLANEOUS

15.1	Use of Name.

No right, express or implied, is granted by this Agreement to any Party to use in any manner the name of the other or any other trade name or trademark of the other in connection with the performance of this Agreement.

15.2	Independent Parties.

The Parties are not employees or legal representatives of the other Parties for any purpose. No Party shall have the authority to enter into any contracts in the name of or on behalf of any other Party.

15.3	English Language.

This Agreement has been prepared in the English language and the English language shall control its interpretation.

15.4	Notice.

All notices required or permitted to be given under this Agreement shall be in writing and deemed to have been received upon the earlier of confirmation of actual receipt and may be sent by (a) hand delivery; (b) overnight courier, or (c) confirmed telecopy, in each case addressed to the address first set forth above.

15.5	Severability.

In the event any provision of this Agreement is held to be invalid or unenforceable, the valid or enforceable portion thereof and the remaining provisions of this Agreement will remain in full force and effect.

15.6	Waiver.

Any waiver (express or implied) by any Party of any breach of this Agreement shall not constitute a waiver of any other or subsequent breach.

15.7	Entire Agreement.

This Agreement and the exhibits attached hereto, constitute the entire, final, complete and exclusive agreement between the Parties and supersede all previous agreements or representations, written or oral, with respect to the subject matter of this Agreement. All information to be kept confidential under any earlier agreements between any Party shall be maintained by the receiving party under the obligations set forth in Article 5 of this Agreement. This Agreement may not be modified or amended except upon mutual agreement of the Parties in writing signed by a duly authorized representative of SYNX and PBM.

The terms and conditions set forth herein constitute the final, complete, exclusive and entire agreement between SYN.X and PBM with respect to the subject matter hereof. Any term or condition in any order, confirmation or other document furnished by SYN.X or PBM which is in any way inconsistent with the terms set forth herein is hereby expressly rejected.

15.8	Assignability: Binding on Successors.

Neither this Agreement nor any of the rights hereunder may be assigned by either Party except upon the prior written consent of the other Party, except in the event of a merger, corporate reorganization, or a sale of all or substantially all of the assets of the business of a party relating to the subject matter hereof. This Agreement shall be binding upon, and inure to the benefit of, the successors, executors, heirs, representatives, administrators and assigns of the Parties hereto.

15.9	Force Majeure.

No Party shall be liable to the other for its failure to perform any of its obligations under this Agreement, except for payment obligations, during any period in which such performance is delayed or does not occur because such performance is rendered impracticable or impossible due to circumstances beyond its reasonable control, including without limitation earthquakes, governmental or regional regulation, fire, flood, labor difficulties, strikes, interruption of supply of key raw materials, civil disorder, and acts of God, provided that the Party experiencing the delay promptly notifies the other Party of the delay; the nature thereof and the extent to which the affected party will be unable to fulfill its obligations hereunder. Each Party further agrees to use reasonable efforts to mitigate the affects of the Force Majeure event as quickly as possible and to give the other prompt written notice when it is again able to fully perform such obligations. Notwithstanding the foregoing, nothing herein shall be deemed to modify the provisions of Articles 2 or 3 hereof.

15.10	Termination as a Result of a Force Majeure Event.

If as a result of a Force Majeure event, a Party is unable to fully perform its obligations hereunder for any consecutive period of 180 days, the other Party shall have the right to terminate this Agreement in its entirety, upon providing written notice to the nonperforming Party, such termination to be effective 30 days from the date hereof.

15.11	Publicity.

No Party will make any announcement or other public announcement concerning the existence and terms of this Agreement without the consent of the other Party, excepting only for such disclosures as may be required by applicable law or regulation.

15.12	Captions.

The Parties agree that the headings in this Agreement are used for the convenience of the Parties only and are not intended to be used in the interpretation of the Agreement.

15.13	Counterparts.

This Agreement may be executed in counterparts with the same force and effect as if each of the signatories had executed the same Instrument. Signatures may be transmitted by facsimile.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective the date first set forth above.

PRINCETON BIOMEDITECH CORPORATION

By:	/s/ JEMO KANG
Name:	Jemo Kang

SYNXPHARMA, INC.

By:	/s/ AARON DAVIDSON
Name:	Aaron Davidson